Exhibit 99.2

Trevena Announces the Closing of

$4 Million Concurrent Private Placement and Warrant Exercise

CHESTERBROOK, PA. – December 28, 2023 – Trevena, Inc. (“Trevena” or the “Company”) (Nasdaq: TRVN), a biopharmaceutical company focused on the development and commercialization of novel medicines for patients with central nervous system (CNS) disorders, today announced that it has closed its previously announced offering for the issuance and sale of 2,779,906 shares of common stock (or pre-funded warrants in lieu thereof) of Trevena and warrants to purchase up to an aggregate of 2,779,906 shares of common stock of Trevena, at a purchase price of $0.70 per share (or pre-funded warrant in lieu thereof) and associated warrant in a private placement, for gross proceeds to the Company of approximately $1.946 million (the “private placement”).

Pursuant to a previously announced definitive agreement with respect to the immediate exercise for cash of certain existing warrants to purchase up to an aggregate of 2,934,380 shares of common stock issued in July 2022 and November 2022, the holder of such warrants exercised such warrants for cash at a reduced exercise price of $0.70 per share, in exchange for unregistered warrants to purchase up to 5,868,760 shares of common stock (the “induced warrant exercise” and, collectively with the private placement, the “offerings”). The shares of common stock issued upon exercise of the existing warrants are registered pursuant to an effective registration statement on Form S-3 (File No. 333-251006), filed with the U.S. Securities Exchange (“SEC”) on November 27, 2020 and declared effective on December 4, 2020.

The warrants issued in the offerings have an exercise price of $0.70 per share, will be exercisable commencing on the effective date of stockholder approval of the issuance of the shares issuable upon exercise of such warrants and will expire five years thereafter.

H.C. Wainwright & Co. acted as the exclusive placement agent for the offerings.

The aggregate gross proceeds to the Company from the offerings were approximately $4 million, before deducting placement agent fees and other offering expenses. The Company intends to use the net proceeds from the offerings for general corporate and working capital purposes. The Company believes that the gross proceeds from the offerings, in addition to other Permitted Financing, as such term is defined in the royalty-based loan agreement with R-Bridge Healthcare Investment Advisory, Ltd. (the “Loan Agreement”), may satisfy the conditions for Trevena to receive a $10.0 million tranche (the “Tranche”) under the Loan Agreement. However, there can be no assurance when Trevena will receive this Tranche.

The securities sold in the private placement and the new warrants sold in the induced warrant exercise described above were offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”) and/or Regulation D promulgated thereunder and, along with the shares of common stock underlying the warrants sold in the offerings, have not been registered under the Act or applicable state securities laws. Accordingly, such securities may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from such registration requirements. The securities were offered only to “accredited investors” as such term is defined under Rule 501(a) of the Act. Pursuant to a registration rights agreement, the Company has agreed to file one or more registration statements with the SEC covering the resale of the unregistered securities issued in the private placement and the new warrants issued in the induced warrant exercise.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Trevena

Trevena, Inc. is a biopharmaceutical company focused on the development and commercialization of innovative medicines for patients with CNS disorders. The Company has one approved product in the United States, OLINVYK® (oliceridine) injection, indicated in adults for the management of acute pain severe enough to require an intravenous opioid analgesic and for whom alternative treatments are inadequate. The Company’s novel pipeline is based on Nobel Prize winning research and includes three differentiated investigational drug candidates: TRV045 for diabetic neuropathic pain and epilepsy, TRV250 for the acute treatment of migraine and TRV734 for maintenance treatment of opioid use disorder.

For more information, please visit www.Trevena.com

Cautionary Note Regarding Forward-Looking Information:

Any statements in this press release about the use of the net proceeds of the offerings, the filing of a registration statement by Trevena with the SEC covering the resale of the unregistered securities issued in the offerings, obtaining stockholder approval for the issuance of the shares of common stock issuable upon the exercise of the warrants, receiving the Tranche, future expectations, plans and prospects for the Company, including statements about the Company’s strategy, future operations, clinical development and trials of its therapeutic candidates, plans for potential future product candidates, commercialization of approved drug products and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “objective,” “predict,” “project,” “suggest,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” “ongoing,” or the negative of these terms or similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, without limitation: obtaining stockholder approval for the issuance of the shares of common stock issuable upon the exercise of the warrants, the receipt of the Tranche under the Loan Agreement, continued economic and market stability, market and other conditions and other factors discussed in the Risk Factors set forth in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC and in other filings the Company makes with the SEC from time to time. In addition, the forward-looking statements included in this press release represent the Company’s views only as of the date hereof. The Company anticipates that subsequent events and developments may cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, except as may be required by law.

For more information, please contact:

Investor Contact:

Dan Ferry

Managing Director

LifeSci Advisors, LLC

daniel@lifesciadvisors.com

(617) 430-7576

Company Contact:

Bob Yoder

SVP and Chief Commercial Officer

Trevena, Inc.

(610) 354-8840